Exhibit 99.1

Grayscale® Digital Large Cap Fund, Grayscale® DeFi Fund, and Grayscale® Smart Contract Platform Ex-Ethereum Fund Announce Rebalancing of Funds for Second Quarter 2024

STAMFORD, Conn., July 05, 2024 (GLOBE NEWSWIRE) -- Grayscale Investments®, the world’s largest crypto asset manager*, and manager of Grayscale® Digital Large Cap Fund (OTCQX: GDLC) (Digital Large Cap Fund), Grayscale® DeFi Fund (OTCQB: DEFG) (DeFi Fund), and Grayscale® Smart Contract Platform Ex-Ethereum Fund (GSCPxE Fund), today announced the updated Fund Component weightings for each product in connection with their respective second quarter 2024 reviews.

No new tokens were added or removed from GDLC. At the end of the day on July 3, 2024, GDLC’s Fund Components were a basket of the following assets and weightings.*

•
Bitcoin (BTC), 70.46%
•
Ethereum (ETH), 23.51%
•
Solana (SOL), 3.86%
•
XRP, 1.54%
•
Avalanche (AVAX), 0.63%

No new tokens were added or removed from DEFG. At the end of the day on July 3, 2024, DEFG’s Fund Components were a basket of the following assets and weightings.**

•
Uniswap (UNI), 53.75%
•
MakerDAO (MKR), 17.94%
•
Lido (LDO), 12.68%
•
Aave (AAVE), 10.58%
•
Synthetix (SNX), 5.05%

In accordance with the CoinDesk Smart Contract Platform Select ex ETH Index, Grayscale has adjusted GSCPxE Fund’s portfolio by selling Polygon (MATIC), and using the cash proceeds to purchase existing Fund Components in proportion to their respective weightings. As a result of the rebalancing, Polygon (MATIC) was removed from GSCPxE Fund. At the end of the day on July 3, 2024, GSCPxE Fund’s Fund Components were a basket of the following assets and weightings.**

•
Solana (SOL), 65.80%
•
Cardano (ADA), 14.67%
•
Avalanche (AVAX), 10.70%
•
Polkadot (DOT), 8.83%

Neither GDLC, nor DEFG, nor GSCPxE Fund generate any income, and all regularly distribute Fund Components to pay for ongoing expenses. Therefore, the amount of Fund Components represented by shares of each fund gradually decreases over time.

For more information, please visit grayscale.com.

This press release is not an offer to sell or the solicitation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

*Largest by AUM as of July 3, 2024

**The compositions of the GDLC, DEFG and GSCPxE Fund are evaluated on a quarterly basis to remove existing Fund Components or to include new Fund Components, in accordance with the index methodologies established by the Index Provider. Holdings and weightings of each Fund are subject to change. Investors cannot directly invest in an index.

About Grayscale® Digital Large Cap Fund

Digital Large Cap Fund seeks to provide investors with exposure to large-cap coverage of the digital asset market through a market cap-weighted portfolio designed to track the CoinDesk Large Cap Select Index. Digital Large Cap Fund holds the largest and most liquid digital assets that meet certain trading and custody requirements and are classified in the CoinDesk Digital Asset Classification Standard (DACS); the weightings of each Fund Component change daily and are published around 4:00 p.m. NY-time. Additional information on the Index methodology can be found at: https://www.coindesk.com/indices/dlcs/.

Digital Large Cap Fund’s investment objective is for its Shares to reflect the value of Fund Components held by the Digital Large Cap Fund, less its expenses and other liabilities. To date, the Digital Large Cap Fund has not met its investment objective and the Shares quoted on OTCQX have not reflected the value of Fund Components held by the Digital Large Cap Fund, less the Digital Large Cap Fund's expenses and other liabilities, but instead have traded at both premiums and discounts to such value, with variations that have at times been substantial.

About Grayscale® DeFi Fund

DeFi Fund seeks to provide investors with exposure to a selection of industry-leading decentralized finance platforms through a market cap-weighted portfolio designed to track the CoinDesk DeFi Select Index. DeFi Fund holds the largest and most liquid digital assets that meet certain trading and custody requirements and are classified in the DeFi sector defined by CoinDesk Digital Asset Classification Standard (DACS); the weightings of each Fund Component change daily and are published around 4:00 p.m. NY-time. Additional information on the CoinDesk DeFi Select Index methodology can be found at: https://www.coindesk.com/indices/dfx/.

DeFi Fund’s investment objective is for its Shares to reflect the value of Fund Components held by the DeFi Fund, less its expenses and other liabilities. To date, the DeFi Fund has not met its investment objective and the Shares quoted on OTCQB have not reflected the value of Fund Components held by the DeFi Fund, less the DeFi Fund's expenses and other liabilities, but instead have traded at both premiums and discounts to such value, with variations that have at times been substantial.

About Grayscale® Smart Contract Platform Ex-Ethereum Fund

GSCPxE Fund seeks to provide investors with exposure to a selection of industry-leading Smart Contract Platforms through a market cap-weighted portfolio designed to track the CoinDesk Smart Contract Platform Select Ex ETH Index. GSCPxE Fund holds the largest and most liquid digital assets, excluding ETH, that meet certain trading and custody requirements, and are classified in the Smart Contract Platform sector defined by CoinDesk Digital Asset Classification Standard (DACS); the weightings of each Fund Component change daily and are published around 4:00 p.m. NY-time. Additional information on the CoinDesk Smart Contract Platform Select Ex ETH Index methodology can be found at: https://www.coindesk.com/indices/scpxx/.

Grayscale intends to attempt to have shares of this new product quoted on a secondary market. However, there is no guarantee this will be successful. Although the shares of certain products have been approved for trading on a secondary market, investors in this product should not assume that the shares will ever obtain such an approval due to a variety of factors, including questions regulators such as the SEC, FINRA or other regulatory bodies may have regarding the product. As a result, shareholders of this product should be prepared to bear the risk of investment in the shares indefinitely.

About Grayscale Investments®

Grayscale enables investors to access the digital economy through a family of future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest crypto asset manager. Investors, advisors, and allocators turn to Grayscale’s private placements, public quotations, and ETPs for single asset, diversified, and thematic exposure. Grayscale products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC).

Media Contact

Jennifer Rosenthal

press@grayscale.com